Exhibit 99.1
Bright Horizons Family Solutions Reports Fourth Quarter and Full Year 2020 Financial Results
NEWTON, Mass.-- (BUSINESS WIRE) -- February 17, 2021 -- Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the fourth quarter and full year of 2020 and provided an update on the status of current operations.
Fourth Quarter 2020 Highlights (compared to fourth quarter 2019):
•Revenue of $377 million (decrease of 28%)
•Income from operations of $8 million, compared to $67 million (decrease of 88%)
•Net income of $3 million and diluted earnings per common share of $0.04 (decreases of 95%)
Non-GAAP measures:
•Adjusted income from operations* of $18 million, compared to $67 million (decrease of 73%)
•Adjusted EBITDA* of $53 million (decrease of 47%)
•Adjusted net income* of $22 million and diluted adjusted earnings per common share* of $0.36 (decreases of 63% and 64%, respectively)
Year Ended December 31, 2020 Highlights (compared to year ended December 31, 2019):
•Revenue of $1.5 billion (decrease of 27%)
•Income from operations of $53 million, compared to $268 million (decrease of 80%)
•Net income of $27 million and diluted earnings per common share of $0.45 (decreases of 85%)
Non-GAAP measures:
•Adjusted income from operations* of $92 million, compared to $268 million (decrease of 66%)
•Adjusted EBITDA* of $224 million (decrease of 43%)
•Adjusted net income* of $94 million and diluted adjusted earnings per common share* of $1.55 (decreases of 57% and 58%, respectively)
“We continued to make good progress in the fourth quarter, and we enter 2021 with momentum and a path toward recovery,” said Stephen Kramer, Chief Executive Officer. “While 2020 was a challenging year, it highlighted the best of Bright Horizons. Our employees heroically rose to the challenge, with an unwavering commitment to children, families and learners.”
“I am excited to turn the page on 2020 and begin 2021,” Kramer continued. “The depth and breadth of our client relationships, along with the increased awareness of our high impact service offerings and differentiated value proposition, position us well to capitalize on the growth opportunities that lie ahead. We believe Bright Horizons will successfully emerge from this challenging period a much stronger and more agile organization.”
COVID-19 Response Update
As we previously disclosed, the COVID-19 pandemic has substantially disrupted Bright Horizons’ global operations. In mid-March 2020, in response to the challenges presented by COVID-19, we began the temporary closure of a significant number of our centers, while continuing to operate critical health care client and “hub” centers to provide care and support services to the children whose parents worked on the front lines of the response. As countries and local jurisdictions lifted certain restrictions, we began a phased re-opening of our temporarily closed centers, the majority of which re-opened between May and September 2020. As of December 31, 2020, 910 of our child care and early education centers were open, out of 1,014 centers we operate. Our centers are operating with stringent COVID-19 protocols to protect the health and safety of the children, families and staff. These practices include social distancing procedures for pick-up and drop-off, daily health checks, the use of face masks by our staff, limited group sizes, and enhanced hygiene and cleaning practices. We are focused on the re-enrollment and ramping of our centers, while also continuing the phased re-opening of the limited number of centers that remain temporarily closed. As this is a continuously changing environment, we cannot anticipate how long it will take for re-opened centers to reach typical enrollment levels and there is no assurance that centers currently open will continue to operate. Additionally, as we continue to analyze the current environment, we may decide not to re-open select centers in locations where demand and economic trends have shifted. Below is an update on the status of our operations and the actions we have taken in response to COVID-19.

United States: As of December 31, 2020, we had approximately 550 open centers in the United States, and approximately 100 centers remained temporarily closed. During the three months ended December 31, 2020, we opened 2 new centers and re-opened 9 centers that had been temporarily closed. We permanently closed 10 locations where demand and economics had shifted. We are working with client partners to determine the timing and cadence of re-opening our remaining temporarily closed centers.
United Kingdom: As of December 31, 2020, our 299 centers in the United Kingdom were open. During the three months ended December 31, 2020, we permanently closed 4 locations where demand and economics had shifted. Recent re-imposed government restrictions on travel and public gatherings in response to increased COVID-19 infections, which are in effect until March 8, 2021, have resulted in reduced attendance at our child care centers, which have remained open to serve children and families in accordance with the government mandates.
Netherlands: As of December 31, 2020, our 62 centers in the Netherlands were open. Centers have remained operational throughout the pandemic under the Dutch government mandate that required nurseries to remain open to serve the children of parents who work in vital professions, such as health care or emergency services. The recent government mandate, which was in effect through February 8, 2021, re-imposed restrictions on attendance at child care centers to children of parents in vital professions only, while also reinstating the government's support of the child care industry through the continued payment of tuition subsidies.
Back-up Care and Educational Advisory: Our other primary service offerings — Back-up Care and Educational Advisory — have remained fully operational for our clients and their employees. In response to the acute need for child care support during the pandemic, we expanded back-up care services to support the needs of families affected by other child care and/or school closures, primarily through in-home and self-sourced reimbursed care. As businesses and families have adapted to changing conditions, we have seen our back-up care services shift towards the more traditional in-center and in-home service delivery, with self-sourced reimbursed care continuing to decrease during the third and fourth quarters compared to the second quarter of 2020.
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $384 million of cash and cash equivalents and an undrawn $400 million multi-currency revolving credit facility at December 31, 2020. For the year ended December 31, 2020, we generated approximately $209.6 million of cash from operations, compared to $330.4 million in 2019, and made modest investments in fixed assets and acquisitions of $83.8 million, compared to $189.1 million in the prior year.
Fourth Quarter 2020 Results
Revenue decreased $143.5 million, or 28%, in the fourth quarter of 2020 from the fourth quarter of 2019. The decrease in revenue is the result of reduced enrollment in our child care and early education centers that have re-opened, and child care centers that closed or remain temporarily closed as a result of the COVID-19 pandemic, partially offset by increased contributions from our back-up care and educational advisory services. At the end of the quarter, 910 child care centers were open, a decrease of 16% when compared to 1,084 at the end of the fourth quarter of 2019.
Income from operations was $7.9 million for the fourth quarter of 2020 compared to $67.4 million for the same 2019 period. The decrease in income from operations reflects reduced gross profit contributions in the full service center-based child care segment arising from lower enrollment as centers re-ramp, the temporary and permanent closure of centers, and the related impairment charges on long-lived assets and center closing costs of $9.1 million, partially offset by incremental contributions from our back-up care and educational advisory services from increased utilization in both segments, and support received from government programs. Net income was $2.6 million for the fourth quarter of 2020 compared to net income of $47.8 million in the same 2019 period, a decrease of $45.2 million, or 95%, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted earnings per common share was $0.04 for the fourth quarter of 2020 compared to $0.81 in the fourth quarter of 2019.
In the fourth quarter of 2020, adjusted EBITDA decreased $47.6 million, or 47%, to $52.8 million, and adjusted income from operations decreased $49.0 million, or 73%, to $18.5 million from the fourth quarter of 2019, due primarily to the decrease in gross profit in the full service center-based child care segment, partially offset by growth in back-up care and educational advisory services. Adjusted net income decreased by $37.3 million, or 63%, to $22.2 million, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted adjusted earnings per common share was $0.36 for the fourth quarter of 2020 compared to $1.01 in the fourth quarter of 2019.

As of December 31, 2020, the Company had more than 1,300 client relationships with employers across a diverse array of industries, and operated 1,014 child care and early education centers with the capacity to serve approximately 114,000 children and their families. As described above, 910 child care and early education centers with the capacity to serve approximately 105,000 children and their families remained open or have re-opened after temporary closures.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, the excess of lease expense over cash lease expense (prior to fiscal 2020), stock-based compensation expense, impairment costs, other costs incurred due to the impact of COVID-19 including center closing costs, transaction costs, and duplicative corporate office costs. Adjusted income from operations represents income from operations before impairment costs, other COVID-19 related costs, transaction costs, and duplicative corporate office costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, impairment costs, other COVID-19 related costs, transaction costs, duplicative corporate office costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
2021 Outlook
At this time, the duration and scope of the ongoing business disruption, including the pace of re-ramping enrollment at re-opened centers and the re-opening of the remaining temporarily closed centers, cannot be predicted, and is dependent on many interdependent variables and decisions by government authorities and our client partners, as well as demand, economic trends, the adoption and effectiveness of a vaccine, and developments in the persistence and treatment of COVID-19. As previously disclosed, the negative financial impact to our results and future financial or operational performance, including our annual performance for 2021, cannot be reasonably estimated. Therefore, we are not at this time and do not currently expect to provide full earnings guidance for fiscal 2021.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the fourth quarter 2020 and full year 2020 results, and the Company’s updated business and near term operating expectations.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through March 10, 2021 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13704128.  A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.

Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, effects of COVID-19 on our operations, the continued operation of currently open centers, our value proposition, our future opportunities, our re-opening plans for temporarily closed center locations, permanent center closures, timing to re-ramp enrollment and centers, impact of government mandates, contributions from our back-up care segment, and future business and financial performance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of required school and business closures and stay-at-home mandates in response to the COVID-19 pandemic, including current conditions and future developments in the public health arena; the impact of COVID-19 on the global economy; developments in the persistence and treatment of COVID-19 and the adoption, delivery and effectiveness of vaccines; the availability or lack of government supports; changes in the demand for child care, dependent care and other workplace solutions, including variation in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 27, 2020, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality child care and early education, back-up care, and workplace education services.  For more than 30 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally.  We operate approximately 1,000 child care centers in the United States, the United Kingdom, the Netherlands, and India, and serve more than 1,300 of the world’s leading organizations. Bright Horizons’ child care centers, back-up child and elder care, and workforce education programs, including tuition program management, education advising, and student loan repayment, help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.

Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2020	%	2019	%
	(In thousands, except share data)
Revenue	$377,078	100.0%	$520,615	100.0%
Cost of services	301,795	80.0%	389,467	74.8%
Gross profit	75,283	20.0%	131,148	25.2%
Selling, general and administrative expenses	59,646	15.8%	55,166	10.6%
Amortization of intangible assets	7,771	2.1%	8,535	1.6%
Income from operations	7,866	2.1%	67,447	13.0%
Interest expense — net	(9,161)	(2.4)%	(10,528)	(2.1)%
Income (loss) before income tax	(1,295)	(0.3)%	56,919	10.9%
Income tax benefit (expense)	3,850	1.0%	(9,156)	(1.7)%
Net income	$2,555	0.7%	$47,763	9.2%

Earnings per common share:
Common stock — basic	$0.04		$0.82
Common stock — diluted	$0.04		$0.81

Weighted average common shares outstanding:
Common stock — basic	60,373,284		57,891,192
Common stock — diluted	61,234,747		58,964,125

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Years Ended December 31,
	2020	%	2019	%
	(In thousands, except share data)
Revenue	$1,515,093	100.0%	$2,062,017	100.0%
Cost of services	1,210,544	79.9%	1,539,081	74.6%
Gross profit	304,549	20.1%	522,936	25.4%
Selling, general and administrative expenses	219,563	14.5%	221,496	10.7%
Amortization of intangible assets	31,652	2.1%	33,621	1.7%
Income from operations	53,334	3.5%	267,819	13.0%
Interest expense — net	(37,682)	(2.5)%	(45,154)	(2.2)%
Income before income tax	15,652	1.0%	222,665	10.8%
Income tax benefit (expense)	11,340	0.8%	(42,279)	(2.1)%
Net income	$26,992	1.8%	$180,386	8.7%

Earnings per common share:
Common stock — basic	$0.45		$3.10
Common stock — diluted	$0.45		$3.05

Weighted average common shares outstanding:
Common stock — basic	59,533,104		57,838,245
Common stock — diluted	60,309,985		58,947,240

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2020	2019
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$384,344	$27,872
Accounts receivable — net	176,617	148,855
Prepaid expenses and other current assets	63,224	52,161
Total current assets	624,185	228,888
Fixed assets — net	628,757	636,153
Goodwill	1,431,967	1,412,873
Other intangible assets — net	274,620	304,673
Operating lease right-of-use assets	717,821	700,956
Other assets	49,298	46,877
Total assets	$3,726,648	$3,330,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Accounts payable and accrued expenses	194,551	167,059
Current portion of operating lease liabilities	87,181	83,123
Deferred revenue and other current liabilities	238,332	222,358
Total current liabilities	530,814	483,290
Long-term debt — net	1,020,137	1,028,049
Operating lease liabilities	729,754	685,910
Deferred income taxes	45,951	58,940
Other long-term liabilities	116,195	102,963
Total liabilities	2,442,851	2,359,152
Total stockholders’ equity	1,283,797	971,268
Total liabilities and stockholders’ equity	$3,726,648	$3,330,420

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
	2020	2019
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,992	$180,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111,662	108,269
Impairment losses	28,355	261
Stock-based compensation expense	20,996	17,283
Deferred income taxes	(12,277)	(11,344)
Other non-cash adjustments — net	3,400	(816)
Changes in assets and liabilities	30,444	36,314
Net cash provided by operating activities	209,572	330,353
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(72,834)	(104,765)
Purchases of debt securities and other investments	(25,705)	(28,015)
Proceeds from the maturity of debt securities and sale of other investments	22,968	3,000
Payments and settlements for acquisitions — net of cash acquired	(8,254)	(53,425)
Purchase of equity method investment	—	(5,865)
Net cash used in investing activities	(83,825)	(189,070)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issuance — net of issuance costs	249,790	—
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	38,843	26,559
Purchase of treasury stock	(32,658)	(31,553)
Taxes paid related to the net share settlement of stock options and restricted stock	(12,173)	(11,326)
Principal payments of long-term debt	(10,750)	(10,750)
Payments for debt issuance costs	(2,818)	—
Payments of deferred and contingent consideration for acquisitions	(1,238)	(4,200)
Revolving credit facility — net	—	(117,858)
Net cash provided by (used in) financing activities	228,996	(149,128)
Effect of exchange rates on cash, cash equivalents and restricted cash	2,530	559
Net increase (decrease) in cash, cash equivalents and restricted cash	357,273	(7,286)
Cash, cash equivalents and restricted cash — beginning of year	31,192	38,478
Cash, cash equivalents and restricted cash — end of year	$388,465	$31,192

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Three months ended December 31, 2020	(In thousands)
Revenue	$263,433	$85,173	$28,472	$377,078
Income (loss) from operations	(39,898)	39,114	8,650	7,866
Adjusted income (loss) from operations (1)	(29,311)	39,114	8,650	18,453
As a percentage of revenue	(11)%	46%	30%	5%

Three months ended December 31, 2019
Revenue	$416,317	$81,528	$22,770	$520,615
Income from operations	35,693	25,132	6,622	67,447
Adjusted income from operations	35,693	25,132	6,622	67,447
As a percentage of revenue	9%	31%	29%	13%
(1)Adjusted income (loss) from operations for the full service center-based child care segment represents income (loss) from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $7.6 million for fixed assets and operating lease right-of-use assets, $1.5 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $1.4 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020.

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Year ended December 31, 2020	(In thousands)
Revenue	$1,032,266	$388,294	$94,533	$1,515,093
Income (loss) from operations	(155,382)	182,938	25,778	53,334
Adjusted income (loss) from operations (1)	(119,106)	185,066	25,778	91,738
As a percentage of revenue	(12)%	48%	27%	6%

Year ended December 31, 2019
Revenue	$1,684,006	$296,330	$81,681	$2,062,017
Income from operations	166,011	80,394	21,414	267,819
Adjusted income from operations (2)	166,204	80,827	21,414	268,445
As a percentage of revenue	10%	27%	26%	13%
(1)Adjusted income (loss) from operations for the full service center-based child care segment represents income (loss) from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $26.2 million for fixed assets and operating lease right-of-use assets, $6.6 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $3.5 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020. Adjusted income from operations for the back-up care segment represents income from operations excluding impairment costs incurred of $2.1 million related to an equity investment due to the impact of COVID-19.
(2)Adjusted income from operations represents income from operations excluding expenses incurred related to completed acquisitions, which have been allocated to the full service center-based childcare ($0.2 million) and back-up care ($0.4 million) segments.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(In thousands, except share data)
Net income	$2,555	$47,763	$26,992	$180,386
Interest expense — net	9,161	10,528	37,682	45,154
Income tax expense (benefit)	(3,850)	9,156	(11,340)	42,279
Depreciation	20,718	19,307	80,010	74,648
Amortization of intangible assets (a)	7,771	8,535	31,652	33,621
EBITDA	36,355	95,289	164,996	376,088
As a percentage of revenue	10%	18%	11%	18%
Additional adjustments:
COVID-19 related costs (b)	9,150	—	34,918	—
Stock-based compensation expense (c)	5,858	4,944	20,996	17,283
Other costs (d)	1,437	—	3,486	626
Non-cash operating lease expense (e)	—	142	—	860
Total adjustments	16,445	5,086	59,400	18,769
Adjusted EBITDA	$52,800	$100,375	$224,396	$394,857
As a percentage of revenue	14%	19%	15%	19%

Income from operations	$7,866	$67,447	$53,334	$267,819
COVID-19 related costs (b)	9,150	—	34,918	—
Other costs (d)	1,437	—	3,486	626
Adjusted income from operations	$18,453	$67,447	$91,738	$268,445
As a percentage of revenue	5%	13%	6%	13%

Net income	$2,555	$47,763	$26,992	$180,386
Income tax expense (benefit)	(3,850)	9,156	(11,340)	42,279
Income (loss) before income tax	(1,295)	56,919	15,652	222,665
Amortization of intangible assets (a)	7,771	8,535	31,652	33,621
COVID-19 related costs (b)	9,150	—	34,918	—
Stock-based compensation expense (c)	5,858	4,944	20,996	17,283
Other costs (d)	1,437	—	3,486	626
Adjusted income before income tax	22,921	70,398	106,704	274,195
Adjusted income tax expense (f)	(722)	(10,912)	(13,155)	(57,591)
Adjusted net income	$22,199	$59,486	$93,549	$216,604
As a percentage of revenue	6%	11%	6%	11%

Weighted average common shares outstanding — diluted	61,234,747	58,964,125	60,309,985	58,947,240
Diluted adjusted earnings per common share	$0.36	$1.01	$1.55	$3.67

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)
(a)Represents amortization of intangible assets, including amortization expense of $20.0 million ($5.0 million quarterly) associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)COVID-19 related costs represent impairment costs for investments and long-lived assets as a result of center closures and decreases in the fair values for certain centers that are open or temporarily closed, and other costs incurred as a result of the impact of COVID-19 on our operations and related management actions. For the three months ended December 31, 2020, impairment costs totaled $7.6 million in the full service center-based child care segment, and for the year ended December 31, 2020, impairment costs totaled $28.3 million, of which $26.2 million related to the full service center-based child care segment, and $2.1 million related to the back-up care segment. Other COVID-19 related costs totaled $1.5 million and $6.6 million for the three and twelve months ended December 31, 2020, respectively, and were primarily associated with the closure of centers, including severance and facilities costs.
(c)Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in the three and twelve months ended December 31, 2020 relate to occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative office costs in 2020 while we also continued to carry the costs for our existing corporate headquarters. Other costs in the three and twelve months ended December 31, 2019 relate to transaction costs incurred in connection with completed acquisitions.
(e)Represents the excess of lease expense over cash lease expense (for periods prior to fiscal 2020).
(f)Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 3% and 12% for the three and twelve months ended December 31, 2020, respectively, and approximately 16% and 21% for the three and twelve months ended December 31, 2019. The tax rate for 2020 represents a tax rate of approximately 28% applied to the adjusted income before income tax for the full year, less the effect of excess tax benefits related to equity transactions, which were $16.2 million in 2020.